EXHIBIT 99.1

Contacts:

Stephen J. Mock

Cecelia C. Heer

Par Pharmaceutical Companies, Inc.

(201) 802-4000

PAR PHARMACEUTICAL REPORTS THIRD-QUARTER
SALES AND EARNINGS

Company Achieves Third-Quarter Total Revenues of $118.7 Million,

Net Income of $10.0 Million and Diluted EPS of $.29, Excluding Certain Items
---

Quarter Marks the Introduction of Megace® ES,

the First Branded Pharmaceutical Product Developed by Par

Spring Valley, NY, Oct. 27, 2005 – Par Pharmaceutical Companies, Inc. (NYSE:PRX) today reported total revenues of $118.7 million for the third quarter ended October 2, 2005.  For the quarter, reported net income was $25.3 million and diluted earnings per share were $.74.  This result includes a $13.3 million after-tax gain on the sale of shares of common stock of New River Pharmaceuticals, Inc., and a $6.4 million tax benefit resulting from the resolution of certain tax contingencies.  Third-quarter results also include a non-cash charge of $4.4 million, after tax, for the impairment of assets related to Par’s Abbreviated New Drug Application (ANDA) for latanaprost ophthalmic solution.  Excluding these items, net income was $10.0 million and diluted earnings per share were $.29.  This is compared with reported revenues of $151.6 million and a net loss of $35.1 million, or $1.03 loss per diluted share, in 2004.  Excluding a non-cash charge of $51.2 million, after tax, for the write-off of acquired in-process research and development (IPR&D), net income was $16.2 million and diluted earnings per share were $.48 for the same period a year ago.

“The third quarter benefited from the introduction of Megace ES and an improving gross margin,” said Scott Tarriff, president and chief executive officer.  “Contributing to this improvement were new, internally-developed products such as Megace ES and Par’s generic version of Ultracet®.  Par’s financial performance, year-to-date, reflects the considerable investment necessary to build a branded pharmaceutical business.  However, with the successful launch of Megace ES now underway, Par has passed an important milestone. We believe that the Megace ES launch will ultimately be viewed as the transforming event that established Par as a successful specialty pharmaceutical company.”

Third-Quarter Review

The appetite stimulant, Megace ES (megestrol acetate) concentrated oral suspension, was launched in the third quarter.  Sales of Megace ES, Par’s first branded pharmaceutical product, were $10.2 million.  In just 13 weeks since its launch, Megace ES now holds an 8.8 percent share of new prescriptions in the U.S. market for megestrol acetate oral suspension products, according to the IMS Health national prescription audit for the week ending October 14, 2005.

In the third quarter, Par’s leading generic product, tramadol hydrochloride (HCl) and acetaminophen tablets, contributed sales of $23.9 million.  The product is the generic version of the analgesic Ultracet and was introduced in April 2005.  Par was awarded 180 days of marketing exclusivity for being the first to file an ANDA containing a paragraph IV certification for the product.

For the third quarter, sales of paroxetine HCl tablets, the generic version of the antidepressant Paxil®, megestrol acetate oral suspension, the generic form of Megace, and fluoxetine, the generic equivalent of Prozac®, totaled $19.2 million.  This is compared with total sales of $59.0 million in the same period a year ago.  The lower sales of these three products primarily reflect the impact of increased generic competition and its corresponding effect on pricing and market share.

Par’s third-quarter gross margin was 45 percent of sales, compared to 39 percent in 2004.  The increase in the company’s gross margin reflects, in part, the introduction of new, internally-developed products.  These higher-value products include Megace ES, and tramadol HCl and acetaminophen tablets.

Third-quarter selling, general and administrative (SG&A) expense increased 42 percent to $22.9 million.  SG&A expense included $6.8 million of sales and marketing expenses associated with the introduction of Megace ES.  Increased legal fees and additional personnel costs across various administrative functions also contributed to the increase in SG&A expense during the quarter.

Research and development (R&D) expense of $15.0 million declined from $17.1 million in the third quarter of 2004.  This decline resulted primarily from reduced spending on biostudies, and lower outside product development costs in the quarter.

In the third quarter, Par recognized an investment gain of $13.3 million, after tax, on the sale of Par’s remaining shares of common stock of New River Pharmaceuticals, Inc.  Par purchased shares of New River in an initial public offering on August 5, 2004.

The third quarter includes a $6.4 million tax benefit resulting from the resolution of certain tax contingencies.  Excluding this benefit, Par’s effective tax rate would have been 37 percent in the period.

Nine-Month Review

For the nine months ended October 2, 2005, total revenues were $333.2 million, compared with $575.9 million for the same period in 2004.  For the first nine months of the year, Par reported net income of $26.6 million and diluted earnings per share of $.77.  Results for the first nine months include a $10.1 million, after tax, net gain related to investments, the $6.4 million tax benefit and the $4.4 million, after tax, asset impairment.  Excluding these items, net income was $14.5 million and diluted earnings per share were $.42 for the first nine months of 2005.  This is compared with reported net income of $25.0 million and reported diluted earnings per share of $.71 for the same period a year ago.  Excluding the $51.2 million after-tax write-off of acquired IPR&D, and an after-tax gain of $1.7 million associated with the sale of a company facility, n et income was $74.5 million and diluted earnings per share were $2.13 for the first nine months of 2004.

SG&A expense increased 40 percent to $69.4 million for the first nine months of 2005.  SG&A expense included $16.8 million of sales and marketing expenses associated with the introduction of Megace ES.

For the first nine months of 2005, investment in R&D increased 43 percent to $48.4 million.  This includes $19.6 million for the development of proprietary pharmaceutical products.  The substantial increase in R&D underscores Par’s commitment to identify, formulate and develop a continuing stream of new branded and generic pharmaceutical products.  Par currently has 54 regulatory filings awaiting approval from the U.S. Food and Drug Administration (FDA).  This includes 53 ANDAs targeting branded pharmaceutical products with U.S. sales of approximately $29 billion.

For the first nine months, Par recognized a net investment gain of $10.1 million, after tax. This includes a $15.3 million after-tax gain on the sale of shares of common stock of New River Pharmaceuticals, Inc. and an unrealized loss of $5.2 million, after tax, reflecting the impairment of Par’s investment in Advancis Pharmaceutical Corporation.

Since the end of the second quarter of 2005:

    •

Par promoted Michael Graves and John A. MacPhee to the newly created positions of president, Generic Products Division, and president, Branded Products Division, respectively.  Mr. Graves and Mr. MacPhee were also elected corporate officers by Par’s board of directors;

    •

Par entered into an agreement with MN Pharmaceuticals, based in Istanbul, Turkey, to develop and market generic versions of as many as 10 injectable pharmaceuticals;

    •

Par began shipping leflunomide tablets, cholestyramine regular and light powder for oral suspension, and clonazepam orally disintegrating tablets (ODT);

    •

Par announced that its licensing partner, Amide Pharmaceutical, Inc., received final FDA approval and began shipping mirtazapine ODT.  The product was developed by Par’s wholly-owned subsidiary, Kali Laboratories, Inc; and

    •

Par terminated its partnership agreement with Advancis Pharmaceutical Corporation.  The decision to terminate the partnership followed the release of disappointing results from Advancis’ Amoxicillin PULSYS Phase III clinical trials.

Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic pharmaceuticals through its principal subsidiary, Par Pharmaceutical, Inc.  The company is also developing an additional line of branded pharmaceutical products, the first of which is Megace® ES, for specialty markets.  Par currently manufactures, markets or licenses more than 90 prescription drugs.  For press release and other company information, visit http://www.parpharm.com.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting FDA filings and approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, uncertainty of patent litigation filed against us, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission, such as the Company’s Form 10-K, Form 10-Q, and Form 8-K reports.

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PAR PHARMACEUTICAL COMPANIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Nine Months Ended		Three Months Ended
	Oct. 2,	Oct. 3,	Oct. 2,	Oct. 3,
	2005	2004	2005	2004
Revenues:
Net product sales	$326,072	$574,810	$118,257	$151,566
Other product related revenues	7,143	1,054	417	-
Total revenues	333,215	575,864	118,674	151,566
Cost of goods sold	191,362	373,461	64,810	92,832
Gross margin	141,853	202,403	53,864	58,734

Operating expenses (income):
Research and development	48,374	33,722	14,987	17,060
Acquired in-process research and development	-	84,000	-	84,000
Intangible asset impairment	6,999	-	6,999	-
Selling, general and administrative	69,442	49,676	22,936	16,128
Gain on sale of facility	-	(2,812)	-	-
Settlements, net	-	(2,846)	-	-
Total operating expenses	124,815	161,740	44,922	117,188

Operating income (loss)	17,038	40,663	8,942	(58,454)

Other expense, net	(310)	(130)	(5)	(55)
Net investment gain	16,013	-	21,137	-
Interest expense, net	(649)	(667)	(135)	(94)

Income (loss) before provision (benefit) for income taxes	32,092	39,866	29,939	(58,603)
Provision (benefit) for income taxes	5,456	14,885	4,659	(23,518)
Net income (loss)	$26,636	$24,981	$25,280	($35,085)

Net income (loss) per share of common stock:
Basic	$0.78	$0.73	$0.74	($1.03)
Diluted	$0.77	$0.71	$0.74	($1.03)

Weighted average number of
common shares outstanding:
Basic	34,119	34,225	34,205	33,958
Diluted	34,404	35,027	34,391	33,958

Comparative adjusted for asset impairment, net investment gain, tax benefits, acquired in-process research and development and gain on sale of facility.
Net income (loss) as reported above	$26,636	$24,981	$25,280	($35,085)
Asset impairment, net of tax	4,409	-	4,409	-
Net investment gain	(10,088)	-	(13,316)	-
Resolution of tax contingencies	(6,418)	-	(6,418)	-
Acquired in-process research and development, net of tax	-	51,240	-	51,240
Gain on sale of facility, net of tax	-	(1,715)	-	-
Net income	$14,539	$74,506	$9,955	$16,155

Net income per share of common stock:
Basic	$0.43	$2.18	$0.29	$0.48
Diluted	$0.42	$2.13	$0.29	$0.48

PAR PHARMACEUTICAL COMPANIES, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In Thousands)

	Oct. 2,	Dec. 31,
	2005	2004
Assets:
Current assets:
Cash and cash equivalents	$59,903	$36,534
Available for sale securities	95,078	151,854
Accounts receivable, net	196,714	149,107
Inventories, net	99,812	86,835
Deferred tax assets, prepaid expenses and other current assets	47,016	69,652
Total current assets	498,523	493,982

Property, plant and equipment, net	81,653	66,642
Investments	21,771	25,271
Goodwill and intangible assets, net	122,888	129,410
Non-current deferred tax assets, deferred charges and other assets	51,423	53,699

Total assets	$776,258	$769,004

Liabilities and stockholders' equity:
Current liabilities:
Short-term and current portion of long-term debt	$1,499	$4,348
Accounts payable	71,987	85,981
Accrued expenses and other current liabilities	35,575	25,299
Income taxes payable	5,213	39,116
Total current liabilities	114,274	154,744

Long-term debt, less current portion	200,120	200,275
Other long-term liabilities	395	395

Stockholders' equity	461,469	413,590

Total liabilities and stockholders' equity	$776,258	$769,004